Exhibit 8.2

September 6, 2019	Julie Hogan Rodgers +1 617 526 6543 (t) +1 617 526 5000 (f) julie.rodgers@wilmerhale.com

Rudolph Technologies, Inc

16 Jonspin Road

Wilmington, MA 01887

Ladies and Gentlemen:

We have acted as counsel to Rudolph Technologies, Inc., a Delaware corporation (“Rudolph”) in connection with the Agreement and Plan of Merger dated as of June 23, 2019 (the “Agreement”) among Rudolph, Nanometrics Incorporated, a Delaware corporation (“Nanometrics”) and PV Equipment Inc., a Delaware corporation and wholly owned subsidiary of Nanometrics (“Merger Sub”).

This opinion is being delivered to you in connection with the filing of a registration statement of Nanometrics on Form S-4 with the Securities and Exchange Commission (as amended and supplemented through the date hereof, the “Registration Statement”), which includes the joint proxy statement/prospectus/information statement relating to the Agreement. Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Agreement.

In our capacity as counsel to Rudolph in the Merger, and for purposes of rendering this opinion, we have examined and relied upon (i) the Agreement, (ii) the Registration Statement, (iii) the tax representation letters delivered to us by Nanometrics, Merger Sub, and Rudolph containing certain factual representations relevant to this opinion (the “Representation Letters”), and (iv) such other documents as we considered relevant to our analysis, including all of the exhibits, schedules, and attachments to the foregoing documents. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories.

We have assumed that all parties to the Agreement and to any other documents examined by us have acted, and will act, in accordance with the terms of such Agreement and documents and that the Merger will be consummated at the Effective Time pursuant to the terms and conditions set forth in the Agreement without the waiver or modification of any such terms and conditions. Furthermore, we have assumed that all representations contained in the Agreement, as well as those representations contained in the Representation Letters, are, and at the Effective Time will be, true, correct and complete in all material respects, and that any representation made in any of the documents referred to herein “to the best knowledge” (or similar qualification) of any person or party will be correct without such qualification. We have also assumed that as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement. We have not attempted to verify independently such representations, but in the course of our representation, nothing has come to our attention that would cause us to question the accuracy thereof.

Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109

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Rudolph Technologies, Inc. September 6, 2019 Page 2

The conclusions expressed herein represent our judgment as to the proper treatment of certain aspects of the Merger under the income tax laws of the United States based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, case law, and rulings and other pronouncements of the Internal Revenue Service (the “IRS”) as in effect on the date of this opinion. No assurances can be given that such laws will not be amended or otherwise changed prior to or after the Effective Time or that such changes will not affect the conclusions expressed herein. Nevertheless, we undertake no responsibility to advise you of any developments (including changes that have retroactive effect) after the Effective Time in the application or interpretation of the income tax laws of the United States.

Our opinion represents our best judgment of how a court would decide if presented with the issues addressed herein and is not binding upon either the IRS or any court. Thus, no assurances can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

Based solely upon and subject to the foregoing, we hereby confirm that the discussion contained in the Registration Statement under the heading “The Merger—Material U.S. Federal Income Tax Consequences” pertaining to the U.S. federal income tax consequences of the Merger, insofar as such discussion constitutes statements of U.S. federal income tax law or legal conclusions, subject to the assumptions, limitations and conditions set forth therein, represents our opinion as to the material U.S. federal income tax consequences of the Merger to holders of Rudolph common stock.

Our opinion is limited to the specific U.S. federal income tax consequences set forth in the Registration Statement under the heading “The Merger—Material U.S. Federal Income Tax Consequences” and except as expressly set forth above, we express no other opinion regarding the tax consequences of the Merger. This opinion is intended solely for the purpose of inclusion as an exhibit to the Registration Statement. It may not be relied upon for any other purpose or by any other person or entity other than your stockholders without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name in the Registration Statement in connection with references to this opinion and the tax consequences of the Merger. In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Rudolph Technologies, Inc. September 6, 2019 Page 3

Sincerely,

WILMER CUTLER PICKERING HALE AND DORR LLP

By:	/s/ Julie Hogan Rodgers
Julie Hogan Rodgers